Exhibit 7.2

ADDENDUM TO MERGER AGREEMENT AND PLAN OF MERGER

This Addendum to Merger Agreement and Plan of Merger (this “Addendum”) is entered into this 31 day of October, 2019 (the “Effective Date”), by and between ZenLabs Holdings Inc., a British Columbia corporation (“ZenLabs”), and Zenleaf LLC, a California limited liability company (“Zenleaf”). ZenLabs, and Zenleaf are sometimes referred to herein individually as a “party” and collectively as the “parties.”

R E C I T A L S

WHEREAS, ZenLabs and Zenleaf entered into that certain Merger Agreement and Plan of Merger dated June 20, 2019 (the “Merger Agreement”), pursuant to which ZenLabs Merger Sub, LLC, a California limited liability company that had been wholly-owned by Zenlabs, merged with and into Zenleaf (the “Merger”); and the Members of Zenleaf agreed to sell all of the issued and outstanding membership units of Zenleaf to ZenLabs in exchange for multi-voting shares in ZenLabs (the “Exchange”).

WHEREAS, as of the Effective Date of this Addendum, the Merger has been completed but the Exchange has not occurred; and the parties wish to now effectuate and Close the Exchange.

WHEREAS, ZenLabs and Zenleaf wish to hereby modify the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and therein the Merger Agreement, the Zenleaf and ZenLabs hereby agree that the following constitute additional terms and conditions of the Agreement and shall be incorporated therein.

1. The Exchange. Each Zenleaf Member shall execute an assignment of its Zenleaf Units in substantially the form contained herewith as Exhibit A, assigning 100% of its Zenleaf Units to Zenlabs. Zenlabs shall issue on its books the number of multi-voting shares as outlined in Section 3.2 of the Agreement.

2. Covenant. ZenLabs hereby covenants and agrees to promptly execute and deliver to Zenleaf any document requested by the California Bureau of Cannabis Control (“BCC”), California Department of Food and Agriculture (“CDFA”), the cities of Oceanside or San Diego, or any similar regulatory body in order for the parties to comply with local or state cannabis regulations. Zenleaf shall inform the BCC and CDFA within 10 days from this Agreement of the transfer of Zenleaf Units to Zenlabs.

3. Federal Waiver. The parties expressly acknowledge and agree that (i) the use, possession, cultivation, manufacture, transportation, purchase and sale of cannabis are federally illegal in the United States, (ii) Zenleaf is engaged in a cannabis business licensed by the state of California, and (iii) each party has elected to execute and fulfill this Agreement despite the foregoing and waives any defense to enforcement of this Agreement based on cannabis being federally illegal or Zenleaf engaging in a cannabis business in accordance with state law.

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4. General Terms. This Addendum may be executed in two or more counterparts, all of which shall be considered one and the same agreement. In the event of any discrepancy between the Agreement and this Addendum, then this Addendum shall control. Except as provided in this Addendum, all terms and conditions of the Agreement remain unchanged. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Agreement. The parties may execute this Amendment by delivery of signature by facsimile or electronic transmittal, which shall be deemed binding on the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the date first above set forth.

ZENLABS

ZenLabs Holdings Inc.

By:	“Michael Boshart”
Michael Boshart, CEO

ZENLEAF

Zenleaf LLC

By:	“Michael Boshart”
Michael Boshart, Manager

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EXHIBIT A

Assignment

(Attached)

Zenleaf, LLC

a California limited liability company

ASSIGNMENT OF INTERESTS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned holder (“Holder”) hereby transfers, assigns, deposits, sells, and conveys all (100%) of his/her/its membership interests, in whatever form held (“Interests”), in Zenleaf, LLC, a California limited liability company (the “Company”), to ZenLabs Holdings Inc., a British Columbia corporation (“Assignee”).

Until the actual delivery to the Assignee of a membership certificate represented or issued by the Company, the Assignee shall possess, and shall be entitled to exercise, all rights and powers of the owners and Holder of record of said Interests, including the right to receive distributions and to vote for every purpose and to consent to or waive any act of the Company of any kind; it being expressly stipulated that no voting right, or right to give consents or waivers, remains with the Holder hereof by or under this certificate or by or under any implied agreement. This certificate is issued under and pursuant to, and the rights of the Holder hereof are subject to and limited by, the terms and conditions of the Company’s Operating Agreement and Articles of Organization of the Company. The Assignee, by acceptance of this assignment, hereby agrees to be bound by the Operating Agreement, Articles of Organization, and other governing documents previously ratified and approved by the Company, which a copy of all such documents are held at the principal office of the Company.

This certificate and the right, title and interest in and to the Interests, are transferable on the books of the Company by the Assignee in person or by attorney duly authorized, according to the rules established for that purpose by the Company. Assignee may conclusively rely on the execution of the manager of the Company that the respective assignment has been reviewed and approved by the manager and no further Company actions are necessary prior to the recordation of the Interests.

IN WITNESS WHEREOF, the Holder and Assignee execute this certificate to be effective as of the 31st day of October, 2019.

HOLDER:

X:

Printed:

ASSIGNEE:
Zenlabs Holdings, Inc.

X:

Printed/Title:	Michael Boshart, CEO

COMPANY:
Zenleaf, LLC

X:

Printed/Title:	Michael Boshart, Manager